Exhibit 15.1

Quicksilver Resources Inc.

777 West Rosedale

Fort Worth, Texas 76104

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended March 31, 2003 and 2002, as indicated in our report dated May 9, 2003, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statements Nos. 333-69496, 333-82180, and 333-89204 on Form S-3, and Registration Statement Nos. 333-94387 and 333-91526 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Deloitte & Touche

May 14, 2003

Fort Worth, Texas